CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer AMT-Free New York Municipals

We consent to the use in this Registration Statement of Oppenheimer AMT-Free New York Municipals, of our report dated November 13, 2008, relating to the financial statements and financial highlights of Oppenheimer AMT-Free New York Municipals, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information and “Financial Highlights” appearing in the Prospectus, which are part of such Registration Statement.

/s/ KPMG LLP

                         KPMG LLP

Denver, Colorado

January 22, 2009